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                                                     EXHIBIT 10.26

                             STORAGE AGREEMENT
                          MANUFACTURERS PRODUCTS

Agreement made August 3, 1999, between Salinas Valley Public Warehouse, a corporation organized and existing under the laws of California, with its principal office at 340 El Camino Real South, #16, Salinas, Monterey County, California, here referred to as warehouseman and Monterey Pasta Company, a corporation organized and existing under the laws of Delaware, with its principal office at 1528 Moffett Street, Salinas, Monterey County, California, here referred to as depositor.

The parties recite and declare that:

1. Depositor desires to ship Pasta Products in trucks or other vehicles to 340 El Camino Real South #16, Salinas, CA 93901, for the account of depositor, and will require certain services, described below, to be performed with respect to these products.
     All receiving, picking and shipping of goods and pallet exchange;
     All perpetual and physical inventory, warehouse receipts, and bills of lading
     Overseeing of day to day operations at CSI until cold storage unit at
       340 El Camino Real South #16, Salinas, CA 93901 has been constructed.
2. Depositor desires to make arrangements with warehouseman to perform, and warehouseman desires to perform for depositor, such of the above-described services as may be required by depositor during the time this agreement is in effect.

For the reasons set forth above and in consideration of the mutual covenants and promises provided in this agreement, the parties agree as follows:

SECTION ONE
WAREHOUSING SERVICES AND RATES

Depositor hereby engages warehouseman to perform, and warehouseman shall perform, during the term of this agreement and at the following rates, all of the following services required by depositor in the course of its business with respect to depositors products shipped in trucks or other vehicles to 340 El Camino Real South #16, Salinas, CA 93901, for the account of depositor:

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(a) Handling. Rate: $.275 per case. Handling, for purposes of this agreement, includes keeping records of the contents of each truck; unloading and moving depositors goods from the truck to warehouseman's warehouse; and delivering the goods at the warehouse door on depositors order.

(b) Storage. Rate: $.275 per case. Storage, for purposes of this agreement, includes storage and usual handling in warehouseman's warehouse.

(c) Making shipments. Making shipments, for purpose of this agreement, includes filling orders for out-of-town and local shipments; marking the destination on containers in the manner and from specified by depositor; and procuring bills of lading or shipping receipts from the carrier and forwarding them to the address specified by depositor.

(f) Transportation charges. Depositor shall pay lawful transportation charges on prepaid shipments.

(g) Warehouse receipts. Warehouseman shall issue nonnegotiable warehouse receipts as requested by depositor for the goods stored under this agreement.

(h) Cross-docking for retail and club shipments.

SECTION TWO
TERM OF AGREEMENT

If warehouseman defaults in the performance of any of the provisions of this agreement, depositor may terminate the agreement by written notice to warehouseman. Unless so terminated, or terminated by depositor upon 30 day written notice, this agreement will continue in effect for a period of 5
(five) years from date of execution of this agreement and thereafter until terminated by depositor on at least 30 (thirty) days written notice.

If warehouseman does not perform to the specifications of the depositor, the depositor has the right, upon 30 days notice, to assume all activities formerly performed by warehouseman on warehouseman's premises under one of the three potential arrangements:

     1) A lease of premises, equipment and refrigerated leasehold improvements at an

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        all inclusive lease rate for the remaining term of warehouseman's lease along with any options for renewal included in the current building lease held by warehouseman.

     2) A purchase of equipment and leasehold improvements in conjunction with an assumption of warehouseman's current building lease.

     3) An assumption of warehouseman's remaining obligations with a lender or lenders for equipment and leasehold improvements in conjunction with an assumption of warehouseman's existing building lease.

With all three potential arrangements the warehouseman agrees to no markup and profit margin added to the cost to the depositor of assuming any obligations or purchasing any fixed assets. All transactions shall be purchased or assumed at warehouseman's then existing cost or, in the case of fixed assets, at a maximum of the warehouseman's book cost or a negotiated price, whichever is lower.

SECTION THREE
LABOR AND EQUIPMENT

Warehouseman shall furnish all labor and equipment necessary to perform the services specified above at the rates specified.

SECTION FOUR
CONDITION OF SHIPMENTS

Shipment will be reconciled by warehouseman with bills of lading, and any damage or shortage will be noted on the original freight bill or carriers receipt and the original freight bill or receipt forwarded promptly to depositor. No goods will be delivered in torn, broken or damaged sacks or other containers, or with respect to which there is any evidence of infestation or contamination. In the event of a damaged case the warehouseman will rebox product at the direction of depositor.

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SECTION FIVE
UNLOADING, LOADING, AND HAULING

Unloading, loading, and hauling will be done so as to protect the goods from rain, snow, and other injurious weather conditions, from theft, and from contract or proximity to anything that might be damaging or injurious. Warehouseman shall leave no truck unguarded or unlocked until it is fully unloaded or loaded. As to any truck that is not unloaded and unloaded within the required time, warehouseman will promptly notify depositor, specifying the consignee or consignees and the goods not unloaded or loaded. Hours of operation shall be 6:00 a.m. to 11:00 p.m. with receiving available during all hours. Warehouseman will compensate depositor at depositor's cost for any damage to depositor's product resulting from mechanical or handling damage, weather damage, insect or rodent damage, or contamination or loss due to temperature abuse caused by improper handling or storage.

SECTION SIX
MANNER OF STORAGE

Warehouseman shall store all goods so that they will be protected at all times against theft and against injury or damage from moisture, excess heat, insects, rodents, improper or unusual location, or injurious contact. All goods stored will be piled so as to permit inspection by depositor at anytime, and delivery will always be made from the oldest goods on hand unless otherwise specified by depositor. All goods shall be stored in a cooler environment at a temperature of 34-36 degrees unless otherwise specified by depositor.

SECTION SEVEN
DAILY AND STOCK REPORTS

Daily reports will be forwarded to depositor of all deliveries during the preceding business day. Warehouseman will furnish depositor stock reports and exception reports in writing at anytime requested by depositor, showing deliveries and balance of stock on hand.




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SECTION EIGHT
COLLECTIONS

No collections shall be made except as depositor authorizes in writing, and no C.O.D. deliveries shall be made without obtaining payment as directed by depositor.

SECTION NINE
TITLE TO GOODS; DELIVERY

Title to all goods remains with depositor. All goods stored shall be delivered to depositor or to its order on demand and on surrender of any outstanding warehouse receipt or receipts. No deliveries will be made by warehouseman without a written order.

SECTION TEN
PAYMENT OF CHARGES AND COLLECTIONS

All amounts due warehouseman will be paid by depositor on monthly invoices within 30 days of invoice date.

SECTION ELEVEN
ADDRESSES OF PARTIES

All funds, notices, and documents required by this agreement to be sent or delivered will be sent or delivered to depositor and to warehouseman at their respective addresses above stated.

SECTION TWELVE
INSURANCE

Depositor on its property will carry insurance. Warehouseman on its property will carry insurance.

SECTION THIRTEEN
STATUS OF WAREHOUSEMAN

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Warehouseman is an independent contractor and not an agent or employee of depositor.

ASSIGNMENT

This Agreement will bind and insure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent; PROVIDED, HOWEVER, that Depositor may assign this Agreement without such consent to a successor in interest or in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than fifty percent (50%) of such party's voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

MEDIATION AND ARBITRATION

Any controversy arising out of the performance of this Agreement or regarding the interpretation of this Agreement is subject to a good faith effort at resolution through nonbinding mediation before any complaint (whether a civil complaint in court or a implant in arbitration) may be filed. Mediation is a process in which parties attempt to resolve a dispute by submitting it to any impartial neutral mediator who is authorized to facilitate the resolution of the dispute, but who is not empowered to impose a settlement on the parties. The mediation fees, if any, shall be divided equally amoung the parties involved. The parties agree to limit the admissibility in any subsequent litigation or proceeding of anything said, any admissions made, and any documents prepared, in the course of mediation, consistent with California Evidence code section 1152.5.

          IF ANY PARTY COMMENCES A COURT ACTION OR AN ARBITRATION PROCEEDINGS BASED ON A DISPUTE OR CLAIM TO WHICH THIS SECTION APPLIES WITHOUT FIRST ATTEMPTING TO RESOLVE THE MATTER IN GOOD FAITH THROUGH MEDIATION, THEN THAT PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEY'S FEES EVEN IF THEY WOULD OTHERWISE BE AVAILABLE TO THAT PARTY IN A SUBSEQUENT COURT ACTION OR ARBITRATION PROCEEDING:

Any controversy or claim arising out of or relating to this Agreement, or the making, performance, or interpretation thereof, which is not resolved through the mediation process required by the preceding Section shall be resolved by arbitration in accordance

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with the Rules of the American Arbitration Association then existing, and judgement on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Such award may be appealed to any appellate court having jurisdiction over the matter to the same extent that an appeal would be permissible from a civil judgement. The Arbitrators selected shall be persons experienced in general corporate matters or general business agreements, and shall make their awards based upon the principles of California law. The parties shall have the right to discovery and the Arbitration proceeding shall be reported by a certified court order.

          BY THEIR EXECUTION OF THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION. ADDITIONALLY, THE PARTIES ARE HEREBY GIVING UP ANY RIGHTS THEY MIGHT OTHERWISE HAVE POSSESSED TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL; PROVIDED, HOWEVER, THE PARTIES ARE NOT GIVING UP THEIR JUDICIAL RIGHTS TO APPEAL OF THE DECISION OF THE ARBITRATION(S). IF ANY PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES' AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

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In witness whereof, the parties have executed this agreement as signed and executed below.

Salinas Valley Public Warehouse

/s/ Richard Anello, President                                  8/9/99
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Richard Anello, President                                    Date

Salinas Valley Public Warehouse

/s/ Brenda J. Kibbee                                           8/9/99
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Brenda Kibbee, General Manager                               Date


Monterey Pasta Company

/s/ R. Lance Hewitt                                            8/9/99
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R. Lance Hewitt, President & Chief Executive Officer         Date

Monterey Pasta Company

/s/ S. L. Brinkman                                             8/9/99
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Stephen L. Brinkman, Chief Financial Officer                 Date